Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 6, 2026, relating to the consolidated financial statements of Entrata, Inc. (the Company), which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, P.C.
Salt Lake City, Utah
June 11, 2026